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                                                                    EXHIBIT 11.1

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                NINE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                         -----------------------------------------------------  -------------------
                           1989       1990       1991      1992(1)    1993(1)     1993       1994
                         ---------  ---------  ---------  ---------  ---------  ---------  --------
Loss Before Cumulative
 Effect of Change in
 Accounting for Income
 Taxes.................. $(174,637) $(195,451) $(161,642) $(102,960) $ (25,774) $ (20,375) $(40,592)
Cumulative Effect of
 Change in Accounting
 for Income Taxes.......       --         --         --         --    (184,996)  (184,996)      --
                         ---------  ---------  ---------  ---------  ---------  ---------  --------
Loss Before
 Extraordinary Item.....  (174,637)  (195,451)  (161,642)  (102,960)  (210,770)  (205,371)  (40,592)
Extraordinary Item......   (18,169)       --         --         --         --         --        --
                         ---------  ---------  ---------  ---------  ---------  ---------  --------
Net Loss................  (192,806)  (195,451)  (161,642)  (102,960)  (210,770)  (205,371)  (40,592)
Preferred Stock
 Preferences............   (55,496)   (61,102)    (5,771)   (16,861)   (34,115)   (25,355)  (27,325)
                         ---------  ---------  ---------  ---------  ---------  ---------  --------
Loss Applicable to
 Common Shareholders.... $(248,302) $(256,553) $(167,413) $(119,821) $(244,885) $(230,726) $(67,917)
                         =========  =========  =========  =========  =========  =========  ========
Loss Per Common Share
 Before Cumulative
 Effect of Change in
 Accounting for Income
 Taxes.................. $  (44.88) $  (54.80) $  (35.61) $  (25.06) $  (13.13) $  (10.04) $ (14.89)
Loss Per Common Share
 from Cumulative Effect
 of Change in Accounting
 for Income Taxes.......       --         --         --         --      (40.55)    (40.62)      --
Extraordinary Item Per
 Common Share...........     (3.54)       --         --         --         --         --        --
                         ---------  ---------  ---------  ---------  ---------  ---------  --------
Loss Per Common Share... $  (48.42) $  (54.80) $  (35.61) $  (25.06) $  (53.68) $  (50.66) $ (14.89)
                         =========  =========  =========  =========  =========  =========  ========
Weighted Average Number
 of Shares Outstanding
 During the Period......     5,128      4,682      4,701      4,782      4,562      4,554     4,562
                         =========  =========  =========  =========  =========  =========  ========

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(1) For purposes of calculating loss per common share for the year ended
    December 31, 1992 and 1993 and the nine months ended September 30, 1993 and 1994 shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.